UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Keystone Automotive Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS RECORD FISCAL 2008 FIRST QUARTER RESULTS

— Net Income Up 20.8 Percent —

POMONA, CA – August 2, 2007 –Keystone Automotive Industries, Inc. (Nasdaq Global Market: KEYS) today reported record earnings and sales for its fiscal 2008 first quarter ended June 29, 2007, supported by ongoing industry demand for generic automotive replacement parts and management’s continued focus on operating leverage.

Net income for the fiscal first quarter climbed 20.8 percent to $7.4 million, or $0.44 per diluted share, from $6.1 million, or $0.37 per diluted share, a year ago. Operating income increased 15.2 percent to $11.6 million from $10.0 million a year ago, reflecting continued sales growth and operating leverage. Operating margin was 6.4 percent compared with 6.0 percent a year earlier. Net sales for the fiscal first quarter climbed 7.8 percent to $180.7 million from $167.7 million last year. Same store sales growth for the first quarter was 6.6 percent.

Gross margin for the fiscal first quarter was 45.0 percent compared with 44.2 percent last year, reflecting continued improvement in gross margin offset by additional cross-dock expense of approximately $300,000 as the company continues the rollout of its cross-dock initiative. The company opened its sixth cross-dock operation during the quarter at its Linthicum, Maryland location.

“The company’s solid performance for the quarter reflects continued benefits derived from our team’s focus on parts availability throughout the network and the continued implementation of strategic initiatives to support these efforts,” said Rick Keister, president and chief executive officer.

He noted that the company’s start-up bumper remanufacturing operation in Mexico continues to proceed on schedule. Keister added that the operation generated an after-tax profit of approximately $137,000 for the first time since its establishment last year.

Keister indicated that lights, bumpers and crash parts contributed 68.4 percent of total sales for the fiscal first quarter, with bumper sales increasing 12.4 percent and light sales climbing 10.5 percent compared with the same period a year earlier.

(more)

Keystone Automotive Industries, Inc.

As recently announced, the company has signed a definitive merger agreement with LKQ Corporation (NasdaqGS: LKQX) in which LKQ will acquire all of the outstanding shares of Keystone. The merger is subject to the approval of Keystone’s shareholders, regulatory approvals and other customary conditions. It is expected to close early in the fourth quarter of calendar 2007. In light of the pending merger agreement, Keystone will not host an investor conference call in conjunction with the release of its fiscal 2008 first quarter results.

Additional Information and Where to Find It

In connection with the proposed merger, Keystone has agreed to file a proxy statement and other documents with the Securities and Exchange Commission (“SEC”). Keystone’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Keystone and the proposed transaction. The proxy statement will be mailed to the stockholders of Keystone. Investors, security holders and other interested parties may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free by going to Keystone’s investor relations page on its corporate website at www.keystone-auto.com or by directing such request to Keystone Automotive Industries, Inc., 655 Grassmere Park Drive, Nashville, TN 37211, Attn: Corporate Secretary.

In addition, Keystone and its officers and directors may be deemed to be participants in the solicitation of proxies from Keystone’s stockholders with respect to the proposed transaction. Information concerning the interests of Keystone’s participants in the solicitation is set forth in the company’s proxy statements and Annual Reports on Form 10-K, and any interests that Keystone’s participants have in the proposed transaction will be available in the proxy statement to be filed in connection with the proposed transaction. LKQ may be deemed to be participating in the solicitation of Keystone’s stockholders in favor of the approval of the merger as well. Information concerning LKQ’s directors and executive officers is set forth in LKQ’s proxy statements and Annual Reports on Form 10-K filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to LKQ’s investor relations page on its corporate website at www.lkqcorp.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

(more)

Keystone Automotive Industries, Inc.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 137 distribution facilities, of which 22 serve as regional hubs, located in 39 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to statements regarding the proposed Keystone and LKQ merger; the ability to achieve the initiatives in place for fiscal 2008; the impact of increased competition and the aggressive actions being taken by certain car manufacturers to negatively impact the aftermarket collision replacement parts industry, including patenting vehicle parts sold by the aftermarket, instituting litigation relating to alleged trademark violations and lobbying state legislatures to adopt legislation favoring the OEM’s; the impact on the company as a result of actions which have been, or in the future may be, taken by insurance companies with respect to the use of aftermarket products in the repair of vehicles; the pending matter before the ITC, and the associated costs of litigation. Reference is also specifically made to the “Risk Factors” section set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) for the fiscal year ended March 31, 2007 and in Part II, Item 1A of its Form 10-Qs filed with the SEC thereafter for additional information on the risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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(Financial tables follow)

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except share)

(Unaudited)

	Thirteen Weeks Ended June 29, 2007	Thirteen Weeks Ended June 30, 2006
Net sales	$180,678	$167,673
Cost of sales	99,340	93,605

Gross profit	81,338	74,068
Operating expenses:
Selling and distribution	49,959	48,428
General and administrative	19,800	15,593

	69,759	64,021

Operating income	11,579	10,047
Other income	571	330
Interest expense	(1)	(186)

Income before income taxes	12,149	10,191
Income taxes	4,784	4,092

Net income	$7,365	$6,099

Per Common Share:
Net income per share:
Basic	$0.45	$0.38

Diluted	$0.44	$0.37

Weighted average common shares outstanding:
Basic	16,389	16,196

Diluted	16,589	16,407

Note: The preliminary condensed consolidated statements of income have been prepared on a basis consistent with the company’s previously prepared statements of income filed with the Securities and Exchange Commission for its prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 29, 2007	March 30, 2006
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$20,350	$20,593
Accounts receivable, net of allowance of $998 at June 2007 and $843 at March 2007	60,090	65,154
Inventories, primarily finished goods	144,388	133,877
Other current assets	16,915	19,075

Total current assets	241,743	238,699
Plant, property and equipment, net	39,076	39,056
Goodwill	43,087	39,568
Other intangibles, net of accumulated amortization of $2,013 at June 2007 and $1,932 at March 2007	1,036	1,017
Other assets	9,927	8,640

Total assets	$334,869	$326,980

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,152	$36,053
Accrued liabilities	30,450	27,209

Total current liabilities	59,602	63,262
Other long-term liabilities	6,148	3,687
Commitments and contingencies	—	—
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000
Issued and outstanding shares 16,414 at June 2007 and 16,371at March 2007, at stated value	102,730	101,661
Additional paid-in capital	15,832	15,000
Retained earnings	150,340	143,683
Accumulated other comprehensive income (loss)	217	(313)

Total shareholders’ equity	269,119	260,031

Total liabilities and shareholders’ equity	$334,869	$326,980

Note: The preliminary condensed consolidated balance sheets have been prepared on a basis consistent with the company’s previously prepared balance sheets filed with the Securities and Exchange Commission for its prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.